Exhibit 99.8
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
February 22, 2018
Thank you, Eric, and good morning everyone.
Yesterday, we announced our results for the fourth quarter of 2017. For the quarter, the Company reported revenues of $906 million and earnings per share of $3.42, including a one-time benefit of $3.03 per share related to the effects of the Tax Cuts and Jobs Act and transaction expenses of $0.04 per share related to the Company’s planned spin-off transaction. This resulted in adjusted EPS of $0.43 related to core earnings for the fourth quarter compared to EPS of $0.44 in 2016.
For the full year 2017, we reported revenues of $3.7 billion and earnings per share of $4.52, including a one-time tax benefit of $3.06 per share and spin-related transaction expenses of $0.06 per share. This resulted in adjusted EPS related to core earnings of $1.52 for the full year 2017 compared to EPS of $2.25 in 2016.
With respect to the effect of the Tax Cuts and Jobs Act, we recorded a one-time, non-cash benefit of $476 million in the fourth quarter. This benefit resulted from the remeasurement of the Company’s net deferred tax liabilities, primarily associated with our leased railcar fleet and convertible debt to reflect the new federal corporate income tax rate. We have completed an initial assessment of the tax effects of the Act, and have made a reasonable estimate at this time. However, we are still analyzing certain aspects of the Act and refining our calculations.
I’d like to take a few moments to discuss the potential implications of tax reform, beyond the one-time accounting ramifications. As a result of the Act, we now expect an effective tax rate of approximately 24% in 2018, down from our previous expectation of a 36% tax rate. We are not realizing the full benefit of the 21% corporate tax rate that was included in the federal tax reform act, as certain items are no longer deductible under the new tax code. From a cash flow perspective, we have historically benefitted from the accelerated tax depreciation associated with investing in leased railcar assets, and more recently, the bonus depreciation schedule that was available for capital investments. Given our significant investment over the years, this has reduced the level of cash taxes we have paid. We expect the new one-year write-off of fixed assets, combined with our plans for investment, will allow us to add to our deferred tax liability position, delaying the associated cash taxes at a consolidated level.
During the fourth quarter, we repurchased 883,000 shares of Trinity stock under our expiring share repurchase program at a cost of $33 million. Following our mid-December announcement of our planned spin-off transaction, we re-entered the market for repurchases through the end of the fiscal year, at which time our blackout period took effect. In December, the Board approved a new $500 million two-year authorization, effective January 1. We will provide updates on repurchases executed under this program as we report each quarter’s financial results.
During the fourth quarter, we added railcars to our wholly-owned lease fleet with a value of $281 million and invested $42 million in other capital expenditures across our businesses and at the corporate level. For the year, we added railcars to our wholly-owned fleet with a value of $753 million, which included a small amount of secondary market purchases. We also made other capital expenditures totaling $104 million across our businesses and at the corporate level during 2017.
During the fourth quarter, we sold $206 million of leased railcars, primarily through our RIV platform, bringing our full-year total of leased railcar sales to $460 million.

Our strong balance sheet continues to provide a great deal of financial flexibility, allowing the Company to be opportunistic as our markets recover. At the end of the year, our available committed liquidity position was approximately $2.5 billion, which includes our cash, cash equivalents and short-term marketable securities as well as our available corporate and leasing credit facilities.
Regarding our 2018 guidance, let me remind you that our core EPS guidance reflects consolidated results for Trinity and has not been adjusted to incorporate the completion of the planned spin-off of our infrastructure businesses in the fourth quarter. There are a number of variables at play this year. We are confident in our team’s ability to navigate through them, and we will provide as much detail on their associated financial impacts as we can during our earnings calls throughout the year.
In the tables that accompanied our press release yesterday, we provided detailed 2018 guidance - including segment details - that reflects anticipated market conditions and the impact of the lower tax rate. We expect core 2018 EPS of between $1.15 and $1.35, excluding what we expect to be approximately $25 million, or approximately $0.15 per share, of transaction costs - consulting and professional fees - associated with the planned spin-off. The EPS range, including transaction costs, is expected to be between $1.00 and $1.20. We will provide updates to the spin-off related costs as we make further progress.
I’ll now provide some additional commentary to accompany the detailed business segment guidance we provided in our press release yesterday.
In the Rail Group, we now expect deliveries of 20,500 railcars this year. These deliveries include a higher number of railcars delivered to our lease fleet than we initially expected, increasing total deferred profit for the year. We currently anticipate approximately 45% of our deliveries going to our lease fleet in 2018. Overall, the margins in our Rail Group reflect a decrease from 2017 levels as most of the railcars we are delivering this year were ordered in a weak pricing environment or as part of a multi-year supply agreement that includes lower pricing beginning this year. We may be able to improve our margins by focusing on operating efficiencies and achieving better pricing on unsold production capacity for 2018.
In our Railcar Leasing Group, we expect to grow our wholly owned lease fleet again this year, while continuing to sell leased railcars to the RIV platform. As Eric mentioned, lease rates for renewals are generally lower than their expiring leases, but have improved slightly as compared to recent quarters. We are monitoring this trend very closely as we renew existing railcar leases and price new railcar orders.
In the Energy Equipment Group, we expect a step down in revenues and profits in 2018, primarily due to reduced volumes and lower contractual pricing on the long-term supply agreement in our wind towers business. The reduced volume reflects the delivery of more wind towers in 2017 than previously anticipated and an amendment extending deliveries under the long-term agreement into 2020. We now have more long-term visibility in exchange for lower contractual volumes near term. While not incorporated in our guidance, we now have the opportunity to sell more wind towers with readily available capacity. We are optimistic about our utility structures business in 2018 as market demand has continued to improve. The long-term need to replace and grow the North American electrical grid bodes well for this business. We are having good discussions with our customers about their need for new utility structures and look forward to the future in this business.
In the Construction Products Group, we made acquisitions last year in our aggregates and shoring businesses. We will see the full year impact in 2018 of these successfully integrated businesses. An increased focus on infrastructure spending at both the state and federal levels could position this Group to gain significant momentum beyond 2018 as projects come to fruition.
In the Inland Barge Group, we expect another soft year due to the ongoing oversupply of barges. Our expectations are for a breakeven year as barge operators continue to rationalize their fleets. There has been recent consolidation activity in this space, we are in regular contact with our customers regarding their needs.

Regarding our corporate expenses, we have assumed in our guidance that legal costs will remain at levels similar to 2017 as we continue to work through our docket of ET-Plus product liability cases. We are optimistic that these costs will decrease in the near future, as we work through the items that Theis mentioned in his remarks.
Our full-year 2018 EPS guidance includes dilution from the $450 million of convertible notes of 5 cents per share, based on the current stock price. Our earnings guidance assumes the notes remain outstanding in 2018. The notes are callable by Trinity beginning in June of this year and may also be put or converted by the bondholders as well. If we call the notes, forcing conversion, the $450 million principal balance is payable in cash, or from the proceeds of a new financing, and the premium is payable in cash or shares - this would total approximately $655 million, based on yesterday’s closing stock price. This excludes any associated deferred taxes.
From a capital expenditures standpoint, we expect to add railcars with a value of $885 million to our lease fleet in 2018, primarily from our manufacturing lines, but also from planned secondary market purchases. In fact, since year-end, we completed a $47 million strategic purchase of tank cars at a very attractive price. Some of these railcars are currently off-lease. We see demand for this car type, and our commercial team is confident they will be able to place the railcars on lease in the near term. We may not, however, have them fully leased by the end of the first quarter, which could temporarily impact fleet utilization. We will also invest approximately $60 million in our owned and partially-owned lease fleets to modify certain tank cars to meet the new regulatory standards for flammable service - the investment will also make these railcars available to carry a wider range of commodities. We are also performing modifications for a good number of the railcars we manufactured and originally placed with, and owned by, our customers.
In 2018, we now expect to sell approximately $350 million of leased railcars to the RIV platform. At this time, we anticipate these sales will occur primarily in the second and fourth quarters. After taking into account deferred profit on new railcar additions and planned modifications to our lease fleet, we anticipate a net lease fleet investment of approximately $500 million in 2018.
In 2018, we expect capital expenditures for our businesses and at the corporate level of between $100 million and $150 million.
As we indicated in our press release yesterday, actual results in 2018 may differ from present expectations and could be impacted by a number of factors including, among others, the “Risk Factors” and “Forward-Looking Statements” disclosed in our 10-K.
In the past, we have found several levers to improve on our expectations for operating performance - we will seek out and execute on these opportunities throughout the year. We are working hard to complete our spin-off transaction as efficiently as possible this year and expect a fourth quarter execution. As Melendy mentioned, there are dedicated teams driving this effort.
We have a strong track-record of performance over economic cycles. We have also demonstrated that we have the resources, talent and abilities to continue to identify and execute strategies that generate shareholder value.
Our operator will now prepare us for the question and answer session.
-- Q&A Session --